UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

MIND MEDICINE (MINDMED) INC.
(Name of Registrant as Specified In Its Charter)

FCM MM HOLDINGS, LLC JAKE S. FREEMAN CHAD BOULANGER DR. SCOTT FREEMAN DR. FARZIN FARZANEH VIVEK JAIN ALEXANDER J. WODKA
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

FCM MM Holdings, LLC, a Wyoming limited liability company, together with the other participants in its solicitation (collectively, “FCM”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual general meeting of shareholders of Mind Medicine (MindMed) Inc., a British Columbia corporation.

Item 1: On May 28, 2023, FCM posted the following materials on Twitter:

Item 2: On May 30, 2023, FCM posted the following items on various social media platforms:

:

Item 3: On May 30, 2023, FCM sponsored the following advertisements on Google:

Item 4: On May 30, 2023, FCM posted a video on Facebook, Instagram, TikTok and YouTube concerning the Company. A transcript of the video is pasted below:

This psychedelic medicine company is close to having an FDA approved treatment for anxiety and addiction.

But since the new CEO took over, top executives have tripled their own salaries and the stock value has fallen 95%.

The company is called MindMed, and a group of shareholders is not happy about company performance.

As a result, they’re voting for change against the board at the next shareholder meeting on June 15th 2023.

Those shareholders want to bring back the original co-founder of the company and get new directors on the board.

Their goal is to rein in executive pay and bring the products to market much faster.

Do you think the MindMed board of directors should be replaced?

Caption/CTA: Learn about how FCM plans to improve MindMed: [mindmed.zone]

Item 5: On May 30, 2023, FCM issued the following press release as well as an open letter to stockholders of the Company. A copy of the letter is attached hereto as Exhibit 1 and is incorporated herein by reference.

FCM Pledges to Lock Up its MindMed Shares Until June 2025 to Demonstrate its Alignment with Fellow Shareholders and Confidence in its Plan to Restore MindMed

FCM Director Candidates, including Dr. Freeman, and Mr. Jake Freeman, Commit to Not Selling Any of Their MindMed Shares Until June 15, 2025

FCM and its Nominees Stand Behind Their Plan to Drive Value for Shareholders

If FCM’s Plan is Enacted, FCM Believes MindMed’s Shares Will be Substantially More Valuable in Two Years

Vote on FCM’s BLUE Proxy to Restore MindMed

SHERIDAN, Wyo., May 30, 2023 (GLOBE NEWSWIRE) -- FCM MM Holdings, LLC ("FCM"), beneficially owning approximately 3.5% of the outstanding common shares of Mind Medicine (MindMed) Inc. (NASDAQ: MNMD) (“MindMed” or the “Company”), today announces it sent a letter to shareholders from Dr. Scott Freeman. The letter calls out MindMed’s incumbent Board’s and management’s efforts to distract shareholders rather than confront their history of poor performance and destruction of shareholder value. In addition, Dr. Freeman pledges to lock-up his MindMed shares in conjunction with FCM, Mr. Jake Freeman and FCM’s director candidates until June 15, 2025, if FCM’s slate of director candidates is elected.

The full text of Dr. Freeman’s letter is available here and below:

Dear Fellow MindMed Shareholders,

I am working with FCM MM Holdings to bring desperately needed change to MindMed’s board of directors through the election of myself and three other independent director candidates (Farzin Farzaneh, Vivek Jain and Alexander Wodka) to the board. Each of us has the skills, experience, and expertise necessary for the board to get MindMed’s clinical program back on track and stop the needless ongoing destruction of shareholder value.

MindMed has serious problems including:

•	bloated costs,
•	a history of punitive and dilutive financings,
•	inflated executive compensation; and,
•	ill-conceived and chronically delayed clinical trials.

We have a plan to realign costs to support research and development and start a Phase III clinical trial in 2023. I encourage you to read our 95-page presentation available here and on MindMed’s SEDAR profile at www.sedar.com, detailing the problems afflicting MindMed as well as our comprehensive solutions.

These are complex issues and, unfortunately, rather than confronting its past failings and implementing our plan to Restore MindMed, the current board and management are trying to muddy the waters and distract shareholders from what they need to know. We all say our plan is the best way forward, but I will make it simple for you. Unlike MindMed’s executive team, I will put my “money where my mouth is.” I am so confident that our plan will increase MindMed’s value that I will commit not to sell my MindMed shares until June 15, 2025, and FCM, Mr. Jake Freeman, and the other FCM director nominees commit to doing the same, if FCM’s slate of directors is elected. Further, I will not accept any director compensation should I be elected to the board.

Are MindMed’s incumbent board and management willing to do that? MindMed’s CEO Mr. Barrow and CMO Dr. Karlin sold over $700,000 in shares in 2022 and have never invested their own money in MindMed, while taking $2.3M in cash compensation over the last two years1. If they believe so strongly in their plan and leadership, why haven’t they personally invested in MindMed?

Neither Mr. Barrow nor Mr. Karlin has brought a drug to market or done a Phase III trial. The share price also shows investor’s lack of faith in management’s abilities to drive value, as the stock trades at less than cash on hand2, demonstrating that investors expect that MindMed’s current course of action would be worse (and more value destructive) than doing nothing at all.

I have brought drugs to market and know what it takes – that is why I am so confident in our plan to Restore MindMed. I am willing to put all my 931,705 MindMed shares at risk and pledge not to sell a single share for two years. I strongly believe that under our plan the stock will be worth far more than it is today.

But we need your help.

Vote FOR the FCM director candidates who have confidence in their plan to drive shareholder value and are putting you first. Do your part to turn MindMed around and vote the BLUE proxy card for Scott Freeman, Farzin Farzaneh, Vivek Jain and Alexander Wodka. Let’s get our plan underway and put MindMed back on track.

Thank you for your support.

Sincerely,

/s/ Scott Freeman

Scott Freeman

1 Company’s SEC Filings.

2 Based on MindMed’s share price on May 15, 2023. Data from Refinitiv.

Vote the BLUE Proxy to Support FCM’s Plan to Restore MindMed

FCM urges MindMed shareholders to join the fight to protect MindMed and stop the current Board and management team’s destructive status quo, by voting FOR all four of its highly qualified nominees at the 2023 annual general meeting of shareholders on the BLUE proxy card.

Shareholders who have questions or require any assistance with their vote, please contact Okapi Partners LLC, at (855) 305-0856 or info@okapipartners.com

About FCM

FCM MM Holdings, LLC is a special purpose vehicle set-up to represent nine early investors in MindMed, including Dr. Scott Freeman and Mr. Chad Boulanger. FCM is managed by Mr. Jake Freeman and each of FCM’s stakeholders are deeply invested in MindMed’s long-term success.

Shareholder Contact:

Okapi Partners LLC

info@okapipartners.com

(855) 305-0856

Media:

Riyaz Lalani & Dan Gagnier

Gagnier Communications

fcmmm@gagnierfc.com

Additional Information

FCM's and its nominees (Dr. Scott Freeman, Dr. Farzin Farzaneh, Mr. Vivek Jain, and Mr. Alexander Wodka) beneficially own, own, control or exercise direction over an aggregate of 1,009,181 common shares of MindMed (the “Shares”). FCM may be deemed to control an additional 359,357 Shares pursuant to a proxy coordination agreement.

Information in Support of Public Broadcast Solicitation

Shareholders are being asked at this time to execute a proxy in favour of FCM's nominees for election to the Board at the AGM or any other resolutions at the AGM, which has been formally scheduled for June 15, 2023. In connection with the AGM, FCM has filed definitive proxy materials with the Securities and Exchange Commission (the "Final FCM Circular") containing further disclosure concerning FCM's nominees for election to the Board at the AGM, together with additional details concerning the completion and return of forms of proxy and voting information forms ("VIFs") for use at the AGM. Shareholders of MindMed are urged to read the Materials filed today as well as the Final FCM Circular, when issued, because they will contain important information.

The below disclosure is provided pursuant to section 9.2(4) of National Instrument 51-102 – Continuous Disclosure Obligations in accordance with securities laws applicable to public broadcast solicitations.

This press release and any solicitation made by FCM in advance of the AGM is, or will be, as applicable, made by FCM and not by or on behalf of the management of MindMed.

Shareholders of MindMed are being asked at this time to execute proxies in favour of FCM's nominees for election to the Board at the AGM or any other matters to be considered at the AGM. FCM has issued the Final FCM Circular and FCM intends to make its solicitation primarily by mail, but proxies may also be solicited personally by telephone, email or other electronic means, as well as by newspaper or other media advertising or in person, by FCM, certain of its members, partners, directors, officers and employees, FCM's nominees or FCM's agents, including Okapi Partners LLC (“Okapi”), which has been retained by FCM as its strategic shareholder advisor and proxy solicitation agent. Pursuant to the agreement between Okapi and FCM, Okapi will receive a fee of up to $75,000, plus customary fees for each call to or from shareholders of MindMed, and will be reimbursed for certain out-of-pocket expenses, with all such costs to be borne by FCM. In addition, FCM may solicit proxies in reliance upon the public broadcast exemption to the solicitation requirements under applicable Canadian corporate and securities laws, by way of public broadcast, including press release, speech or publication, and in any other manner permitted under applicable Canadian laws. Any members, partners, directors, officers or employees of FCM and their affiliates or other persons who solicit proxies on behalf of FCM will do so for no additional compensation. The anticipated cost of FCM’s solicitation is estimated to be $400,000 plus disbursements. The costs incurred in the preparation and mailing of the Materials and the Final FCM Circular, and the solicitation of proxies by FCM will be borne by FCM, provided that, subject to applicable law, FCM may seek reimbursement from MindMed of FCM's out-of-pocket expenses, including proxy solicitation expenses and legal fees, incurred in connection with a successful reconstitution of the Board.

A registered shareholder of MindMed who has given a proxy may revoke the proxy at any time prior to use by:

(a) depositing an instrument in writing revoking the proxy, if the shareholder is an individual signed by the shareholder or his or her legal personal representative or trustee in bankruptcy, and if the shareholder is a corporation signed by the corporation or by a representative appointed for the corporation, either: (i) at the registered office of MindMed at any time up to and including the last business day preceding the day of the AGM or any adjournment(s) thereof, at One World Trade Center, Suite 8500, New York, New York 10007; or (ii) with the chairman of the AGM on the day of the AGM or any adjournment(s) thereof before any vote in respect of which the proxy has been given has been taken; or

(b) revoking the proxy in any other manner permitted by law.

A non-registered shareholder may revoke a form of proxy or VIF given to an intermediary or Broadridge Investor Communications (or any such other service company) at any time by submitting another properly completed form of proxy or VIF, as the latest form of proxy or VIF will automatically revoke any previous one already submitted, or by written notice to the intermediary in accordance with the instructions given to the non-registered shareholder by its intermediary.

Neither FCM, nor any of its directors or officers, or any associates or affiliates of the foregoing, nor any of FCM's nominees for election to the Board at the AGM, or their respective associates or affiliates, has: (i) any material interest, direct or indirect, in any transaction since the beginning of MindMed's most recently completed financial year or in any proposed transaction that has materially affected or would materially affect MindMed or any of its subsidiaries; or (ii) any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter currently known to be acted on at the upcoming meeting of MindMed shareholders, other than the election of directors; except that on August 31, 2020, Dr. Scott Freeman entered into a consulting agreement with MindMed, which, among other things, granted Dr. Scott Freeman 26,389 vested options with a strike price of CAD$4.95 per share and 16,667 unvested options with a strike price of CAD$4.95 per share.

The registered address of MindMed is located at One World Trade Center, Suite 8500, New York, New York, 10007. A copy of this press release may be obtained on MindMed’s SEDAR profile at www.sedar.com.